PRESS RELEASE

Contact:

Matthew J. Smith

President and Chief Executive Officer

Rhinebeck Bancorp, Inc.

(845) 454-8555

Rhinebeck Bancorp, Inc. Announces Stockholder and Depositor

Approvals of Pending Conversion Transaction

Poughkeepsie, New York (June 29, 2026) – Rhinebeck Bancorp, Inc. (NASDAQ: RBKB) (the “Company”), the holding company for Rhinebeck Bank (the “Bank”), announced that at special meetings held on June 29, 2026, the stockholders of the Company and the depositors of the Bank approved the Amended and Restated Plan of Conversion and Reorganization, whereby Rhinebeck Bancorp, MHC, the mutual holding company for the Company and the Bank, will convert from the mutual holding company structure to the fully public stock holding company structure.

The closing of the conversion and related stock offering remains subject to receipt of final regulatory approvals, the sale of at least 6,587,500 shares of common stock, and customary closing conditions. The Company’s subscription stock offering expired on June 18, 2026 and, based on preliminary results, the Company will not hold a community offering. The number of shares to be sold in connection with the conversion and stock offering will be based on a final independent appraisal and receipt of final regulatory approvals. The Company is currently processing orders received in the subscription offering and will provide allocation information as soon as it is available.

About Rhinebeck Bancorp, Inc.

Rhinebeck Bancorp, Inc. is the bank holding company for Rhinebeck Bank, a New York-chartered stock savings bank headquartered in Poughkeepsie, New York.  The Bank conducts its business from 12 full-service banking offices and two representative offices located in New York’s Albany, Dutchess, Orange and Ulster Counties.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: the failure to obtain the requisite approvals of applicable regulatory agencies for the proposed conversion and related offering, or delays in obtaining such approvals; that customary closing conditions may not be satisfied in a timely manner, if at all; and other risks described in filings the Company has made with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus, as supplemented by the prospectus supplement, and when accompanied by a stock order form.  The shares of common stock being offered for sale by Rhinebeck Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.